EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-102089, 333-102091, 333-64193 and 333-90361 on Form S-8, Nos. 333-109116 and 333-68710 on Form S-3 and No. 333-90597 on Form S-4 of School Specialty, Inc. of our report dated June 29, 2004, appearing in this Annual Report on Form 10-K of School Specialty, Inc. for the year ended April 24, 2004.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
July 1, 2004